Exhibit 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-89760, 333-69372, 33-64403, 333-118304, 333-11803,
 33-64405, 33-64407,   33- 55920, 33-50430,  33-42002, 33-36041 and  33-22849
 and Forms S-3 Nos. 33-60833 and 33-57360) of our report dated February 28, 2003, with respect to the December 31, 2002 consolidated statement of operations and the related consolidated statements of shareholders' equity and cash flows for the year then ended, and the schedule for the period ended December 31, 2002 of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP
 Dallas, Texas
 March 3, 2005